RECEIVABLES PURCHASE AGREEMENT

between

TOYOTA MOTOR CREDIT CORPORATION,
as Seller

and

TOYOTA AUTO FINANCE RECEIVABLES LLC,
as Purchaser

Dated as of September 29, 2010

EXHIBIT A                         Form of Transfer Notice
SCHEDULE I                      Perfection Representations, Warranties and Covenants

-i-

RECEIVABLES PURCHASE AGREEMENT, dated as of September 29, 2010, between TOYOTA MOTOR CREDIT CORPORATION, a California corporation, as seller (the “Seller”), and TOYOTA AUTO FINANCE RECEIVABLES LLC, a Delaware limited liability company, as purchaser (the “Purchaser”).

WHEREAS, the Seller and the Purchaser wish to set forth the terms pursuant to which the Receivables (as hereinafter defined) and certain other property are to be sold by the Seller to the Purchaser, which Receivables will be transferred by the Purchaser, pursuant to the Sale and Servicing Agreement (as hereinafter defined), to the Toyota Auto Receivables 2010-C Owner Trust (the “Issuer”), which will issue notes backed by such Receivables and the other property of the Issuer and one or more certificates representing fractional undivided interests in such Receivables and the other property of the Issuer.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, each party agrees as follows for the benefit of the other party and for the benefit of the Purchaser, Issuer and Indenture Trustee:

ARTICLE I

DEFINITIONS

SECTION 1.01.     Definitions.  Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“Agreement” shall mean this Receivables Purchase Agreement and all amendments hereof and supplements hereto.

“Amount Financed” in respect of a Receivable means the aggregate amount advanced under such Receivable toward the purchase price of the related Financed Vehicle and any related costs, including but not limited to accessories, insurance premiums, service and warranty contracts and other items customarily financed as part of retail passenger car, minivan, light-duty truck or sport utility vehicle installment sales contracts.

“Annual Percentage Rate” or “APR” of a Receivable means the annual rate of finance charges specified in such Receivable.

“Basic Documents” means this Receivables Purchase Agreement, the Trust Agreement, the Sale and Servicing Agreement, the Indenture, the Administration Agreement, the Securities Account Control Agreement and the other documents and certificates delivered in connection herewith and therewith.

“Closing Date” shall mean September 29, 2010.

“Cutoff Date” shall mean the close of business on August 31, 2010.

“Dealer Recourse” means, with respect to a Receivable, all recourse rights against the Dealer that originated the Receivable, and any successor Dealer, in respect of breaches of representations and warranties relating to the origination of the related Receivables and the perfection of the security interests in the related Financed Vehicles.

“Financed Vehicle” means, with respect to a Receivable, the related passenger cars, minivans, light-duty trucks or sport utility vehicles, as the case may be, together with all accessions thereto, securing the related Obligor’s indebtedness under such Receivable.

“Hlista Financing Statement” shall have the meaning set forth in Section 2.02(d).

“Indenture Trustee” shall mean Deutsche Bank Trust Company Americas, as indenture trustee under the Indenture, or any successor trustee thereunder.

“Issuer” means the Toyota Auto Receivables 2010-C Owner Trust, a Delaware statutory trust.

“Lien” means any security interest, lien, charge, pledge, equity or encumbrance of any kind other than tax liens, mechanics’ liens and any liens that attach to a Receivable or any property, as the context may require, by operation of law.

“Liquidation Proceeds” means, with respect to a Defaulted Receivable, all amounts realized with respect to such Receivable from whatever sources (including, without limitation, proceeds of any Insurance Policy), net of amounts that are required by law or such Receivable to be refunded to the related Obligor.

“Obligor” on a Receivable means the purchaser or co-purchasers of the related Financed Vehicle purchased in part or in whole by the execution and delivery of such Receivable or any other Person who owes or may be liable for payments under such Receivable.

“Owner Trustee” shall mean Wells Fargo Delaware Trust Company, N.A., not in its individual capacity but solely as owner trustee under the Trust Agreement, or any successor trustee thereunder.

“Purchaser” shall mean Toyota Auto Finance Receivables LLC, in its capacity as purchaser of the Receivables under this Agreement, and its successors and assigns.

“Receivable” means any retail installment sales contract executed by an Obligor in respect of a Financed Vehicle, and all proceeds thereof and payments thereunder, which Receivable shall be identified in the Schedule of Receivables attached as an Exhibit to the Transfer Notice delivered on the Closing Date, as amended from time to time.

“Receivable File” means with respect to each Receivable:

(a)           the fully executed original of the Receivable;

(b)           documents evidencing or related to any Insurance Policy;

(c)           the original credit application executed by the related Obligor (or a photocopy or other image thereof that the Servicer shall keep on file in accordance with its customary procedures), on TMCC’s customary form, or on a form approved by TMCC;

(d)           the original certificate of title (or evidence that such certificate of title has been applied for), or a photocopy or other image thereof of such documents that the Servicer shall keep on file in accordance with TMCC’s customary procedures, evidencing the security interest in the related Financed Vehicle; and

(e)           any and all other documents (whether tangible or electronic) that the Seller or the Servicer, as the case may be, shall keep on file, in accordance with its customary procedures, relating to such Receivable or the related Obligor or Financed Vehicle.

“Receivables Purchase Price” shall mean $1,288,010,224.19.

“Released Warranty Amount” means, with respect to a Payment Date and to a Warranty Receivable, the Deferred Prepayment, if any, for such Warranty Receivable.

“Sale and Servicing Agreement” shall mean the Sale and Servicing Agreement dated as of September 29, 2010, by and among Toyota Auto Receivables 2010-C Owner Trust, as issuer, Toyota Auto Finance Receivables LLC, as seller, and Toyota Motor Credit Corporation, as servicer, and as to which the Indenture Trustee is a third party beneficiary.

“Securities Account Control Agreement” shall have the meaning ascribed thereto in the Sale and Servicing Agreement.

“Seller” shall mean Toyota Motor Credit Corporation, in its capacity as seller of the Receivables under this Agreement, and its successors and assigns.

“Transfer Notice” means a notice substantially in the form of Exhibit A hereto.

“Trust Agreement” means the Amended and Restated Trust Agreement dated as of September 29, 2010, by and between Toyota Auto Finance Receivables LLC, as depositor, and Wells Fargo Delaware Trust Company, N.A., as Owner Trustee.

“Warranty Purchase Payment” means, with respect to a Payment Date and to a Warranty Receivable which is a Simple Interest Receivable repurchased by the Seller as of the close of business on the last day of the related Collection Period, the sum of (a) the unpaid Principal Balance owed by the Obligor in respect of such Receivable as of the last day of the related Collection Period plus (b) interest on such unpaid Principal Balance at a rate equal to the related APR to the last day in the related Collection Period.

“Warranty Receivable” means a Receivable purchased by the Seller pursuant to Section 2.03(c).

SECTION 1.02.     Other Definitional Provisions.

(a)           All capitalized terms not otherwise defined in this Agreement shall have the defined meanings used in the Sale and Servicing Agreement or Trust Agreement, as the case may be.

(b)           With respect to all terms in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments, amendments and restatement and supplement thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and the term “including” means “including without limitation.

ARTICLE II

CONVEYANCE OF RECEIVABLES

SECTION 2.01.     Conveyance of Receivables.

(a)           Subject to the terms and conditions of this Agreement, on the Closing Date the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, without recourse (subject to the Seller’s obligations hereunder):

(i)           all right, title and interest of the Seller in and to the Receivables and all monies due thereon or paid thereunder or in respect thereof (including proceeds of the repurchase of Receivables by the Seller pursuant to Section 2.03(c)) after the Cutoff Date;

(ii)           the interest of the Seller in the security interests in the Financed Vehicles granted by the Obligors pursuant to the Receivables and any accessions thereto;

(iii)           the interest of the Seller in any proceeds of any physical damage insurance policies covering Financed Vehicles and in any proceeds of any Insurance Policies relating to the Receivables or the Obligors;

(iv)           the interest of the Seller in any Dealer Recourse;

(v)           the right of the Seller to realize upon any property (including the right to receive future Liquidation Proceeds) that shall have secured a Receivable and have been repossessed in accordance with the terms thereof; and

(vi)           all proceeds of the foregoing.

The parties hereto intend that the conveyance hereunder be a sale.  In the event that the conveyance hereunder is not for any reason considered a sale, the Seller hereby grants to the Purchaser a first priority perfected security interest in all of its right, title and interest in, to and under the Receivables, and all other property conveyed hereunder and listed in this Section and all proceeds of any of the foregoing.  The parties intend that this Agreement constitute a security agreement under applicable law.  Such grant is made to secure the payment of all amounts payable hereunder, including, without limitation, the Receivables Purchase Price.

In connection with the sale of the Receivables by the Seller to the Purchaser, the Seller agrees to deliver a Transfer Notice identifying the Receivables to the Purchaser on the Closing Date.
(b)           In connection with the foregoing conveyance, the Seller agrees to record and file, at its own expense, one or more financing statements with respect to the Receivables now existing and hereafter created for the sale of chattel paper (as defined in Section 9-102 of the UCC as in effect in the State of California) meeting the requirements of applicable state law in such manner as is necessary to perfect the sale of the Receivables to the Purchaser, and the proceeds thereof (and any continuation statements as are required by applicable state law), and to deliver a file-stamped copy to the Indenture Trustee of each such financing statement (or continuation statement) or other evidence of such filings (which may, for purposes of this Section, consist of telephone confirmation of such filings with the file stamped copy of each such filings to be provided to the Purchaser in due course), as soon as is practicable after receipt by the Seller thereof.

In connection with the foregoing conveyance, the Seller further agrees, at its own expense, on or prior to the Closing Date (i) to annotate and indicate in its computer files that the Receivables have been transferred to the Purchaser pursuant to this Agreement, (ii) to deliver to the Purchaser a computer file or printed or microfiche list containing a true and complete list of all such Receivables, identified by account number and by the Principal Balance of each Receivable as of the Cutoff Date, which file or list shall be delivered to the Purchaser on the Closing Date and is hereby incorporated into and made a part of this Agreement and (iii) to deliver the Receivable Files to or upon the order of the Purchaser.

SECTION 2.02.     Representations and Warranties of the Seller and the Purchaser.

(a)           The Seller hereby represents and warrants to the Purchaser as of the date of this Agreement that:

(i)           Organization and Good Standing.  The Seller shall have been duly organized and shall be validly existing as a corporation in good standing under the laws of the State of California, with power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted, and had at all relevant times, and shall now have, corporate power, authority and legal right to acquire, own and sell the Receivables.

(ii)           Due Qualification.  The Seller shall be duly qualified to do business as a foreign corporation in good standing, and shall have obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications and where the failure to so qualify will have a material adverse effect on the ability of the Seller to conduct its business or perform its obligations under this Agreement.

(iii)           Power and Authority.  The Seller shall have the corporate power and authority to execute and deliver this Agreement and to carry out its terms; the Seller shall have full power and authority to sell the property to be sold pursuant to this Agreement; and the execution, delivery and performance of this Agreement shall have been duly authorized by the Seller by all necessary action.

(iv)           Binding Obligation.  This Agreement shall have been duly authorized by all necessary corporate action on the part of the Seller and shall evidence a valid sale, transfer and assignment of the Receivables, enforceable against creditors of and purchasers from the Seller; and shall constitute a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or by general equity principles.

(v)           No Violation.  The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws of the Seller or any indenture, agreement or other instrument to which the Seller is a party or by which it shall be bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than the Basic Documents), nor violate any law or, to the best of the Seller’s knowledge, any order, rule or regulation applicable to the Seller of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties which breach, default, conflict, lien or violation would have a material adverse effect on the earnings or business affairs of the Seller.

(vi)           No Proceedings.  There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or to the Seller’s knowledge, threatened, against or affecting the Seller:  (i) asserting the invalidity or unenforceability of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement.

(b)           The Purchaser hereby represents and warrants to the Seller as of the date of this Agreement that:

(i)           Organization and Good Standing.  The Purchaser shall have been duly organized and shall be validly existing as a limited liability company in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted, and had at all relevant times, and shall now have, power, authority and legal right to acquire, own and sell the Receivables.

(ii)           Due Qualification.  The Purchaser shall be duly qualified to do business as a foreign limited liability company in good standing, and shall have obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications and where the failure to so qualify will have a material adverse effect on the ability of the Purchaser to conduct its business or perform its obligations under this Agreement.

(iii)           Power and Authority.  The Purchaser shall have the power and authority to execute and deliver this Agreement and to carry out its terms; the Purchaser shall have full power and authority to purchase the property to be purchased and shall have duly authorized such purchase; and the execution, delivery and performance of this Agreement shall have been duly authorized by the Purchaser by all necessary action.

(iv)           Binding Obligation.  This Agreement shall have been duly authorized by all necessary limited liability company action on the part of the Purchaser and shall evidence a valid sale, transfer and assignment of the Receivables, enforceable against creditors of and purchasers from the Purchaser; and shall constitute a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or by general equity principles.

(v)           No Violation.  The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the Certificate of Formation or limited liability company agreement of the Purchaser or any indenture, agreement or other instrument to which the Purchaser is a party or by which it shall be bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than the Basic Documents), nor violate any law or, to the best of the Purchaser’s knowledge, any order, rule or regulation applicable to the Purchaser of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Purchaser or its properties which breach, default, conflict, lien or violation would have a material adverse effect on the earnings or business affairs of the Purchaser.

(vi)           No Proceedings.  There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or to the Purchaser’s knowledge, threatened, against or affecting the Purchaser: (i) asserting the invalidity or unenforceability of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of, this Agreement.

(c)           Survival and Notice of Breach.  The representations and warranties set forth in this Section 2.02 shall survive the sale of the Receivables by the Seller to the Purchaser pursuant to this Agreement and the sale of the Receivables by the Purchaser to the Issuer pursuant to the Sale and Servicing Agreement and the pledge thereof to the Indenture Trustee pursuant to the Indenture. Upon discovery by the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other party.

(d)           There is currently on file with the Secretary of State of California, a UCC-1 financing statement, no. 10-72442575, filed on September 8, 2010, naming the Seller as “Debtor” and Laura Lynn Hlista as “Secured Party,” and with the following collateral description: “all of Debtor’s assets, possessions, land, licenses, resources, personal property and interest now owned anywhere or hereafter acquired is hereby accepted as collateral for securing contractual obligation in favor of the Secured Party as detailed in a true, complete, notarized Security Agreement in the possession of the Secured Party,” “Commercial Instrument LEXUS FINANCIAL SERVICES #001 6667573 SECURITY ID#316390608” and “Instrument – LOS ANGELES COUNTY SUPERIOR COURT CASE #NC054894” (such financing statement, the “Hlista Financing Statement”).  The Seller hereby represents and warrants that it has never granted Laura Lynn Hlista a security interest in any of TMCC’s assets and that the Seller never authorized the filing of the Hlista Financing Statement under Section 9-509 of the Uniform Commercial Code in effect in California.  The Seller hereby covenants that it will promptly undertake to terminate the Hlista Financing Statement.

SECTION 2.03.     Representations and Warranties of the Seller as to the Receivables.

(a)           Eligibility of Receivables.  The Seller makes the following representations and warranties as to the Receivables on which the Purchaser is deemed to have relied in acquiring the Receivables.  Such representations and warranties speak as of the Cutoff Date and as of the Closing Date (unless, by its terms, a representation or warranty speaks specifically as of the Cutoff Date or the Closing Date, in which case, such representation or warranty speaks specifically as of such date only).

(i)           Characteristics of Receivables.  Each Receivable (i) shall have been originated in the United States by a Dealer for the retail sale of the related Financed Vehicle in the ordinary course of such Dealer’s business, shall have been fully and properly executed by the parties thereto, shall have been purchased by TMCC from such Dealer under an existing agreement with TMCC and shall have been validly assigned by such Dealer to TMCC in accordance with the terms of such agreement and shall have been subsequently sold by TMCC to the Seller pursuant to this Agreement, (ii) on the Closing Date, shall have created or shall create a valid, subsisting and enforceable first priority security interest in favor of TMCC in the related Financed Vehicle, which security interest has been assigned by TMCC to the Seller and shall be assignable, and shall be so assigned, by the Seller to the Issuer hereby, (iii) shall, except as otherwise provided in the Sale and Servicing Agreement, provide for scheduled monthly payments that fully amortize the Amount Financed by maturity (except for minimally different payments in the first or last month in the life of the Receivable and except for Permitted Modifications that re-amortize the term of the Receivable) and provide for a finance charge or yield interest at its APR, in either case calculated based on the Simple Interest Method, (iv) shall contain customary and enforceable provisions, such that the rights and remedies of the holder thereof shall be adequate for realization against the collateral of the benefits of the security and (v) shall provide for, in the event that such Receivable is prepaid, a prepayment that fully pays the Principal Balance and includes accrued but unpaid interest.

(ii)           Schedule of Receivables to the Transfer Notice.  As of the Cutoff Date, the information set forth in the Schedule of Receivables attached to the Transfer Notice shall be true and correct in all material respects and no selection procedures adverse to the Securityholders shall have been utilized in selecting the Receivables from those new and used passenger car, minivan, light-duty truck and sport utility vehicle receivables of TMCC that met the selection criteria set forth in this Section 2.03(a) and this Agreement.

(iii)           Compliance with Law.  Each Receivable, including each form of contract used to originate each Receivable and each sale of the related Financed Vehicle, shall have complied at the time such form of contract was used or such sale was originated or made, and shall comply at the time of execution of this Agreement, in all material respects with all requirements of applicable federal, state and local laws, and regulations thereunder, including usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, Federal Reserve Board Regulations B and Z (to the extent applicable), the Servicemembers Civil Relief Act of 2003, as amended, and state adaptations of the National Consumer Credit Protection Act and of the Uniform Consumer Credit Code and other consumer credit, equal credit opportunity and disclosure laws as applicable to such Receivable.

(iv)           Binding Obligation.  Each Receivable shall constitute the legal, valid and binding payment obligation in writing of the related Obligor, enforceable by the holder thereof in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

(v)           No Government Obligors.  None of the Receivables shall be due from the United States or any state, or from any agency, department or instrumentality of the United States or any state or local government.

(vi)           Employee Obligors.  None of the Receivables shall be due from any employee of the Seller, TMCC or any of their respective Affiliates.

(vii)           Security Interest in Financed Vehicles.  Immediately prior to the sale, assignment and transfer thereof to the Purchaser on the Closing Date, each Receivable shall be secured by a validly perfected first priority security interest in the related Financed Vehicle in favor of TMCC as secured party or all necessary and appropriate action with respect to such Receivable shall have been taken to perfect a first priority security interest in such Financed Vehicle in favor of TMCC as secured party.

(viii)           Receivables in Force.  No Receivable shall have been satisfied, subordinated or rescinded, nor shall any Financed Vehicle have been released in whole or in part from the lien granted by the related Receivable.

(ix)           No Waivers.  As of the Cutoff Date, no provision of a Receivable shall have been waived in such a manner that such Receivable fails to meet all of the other representations and warranties made by the Seller herein with respect thereto.

(x)           No Amendments.  As of the Cutoff Date, no Receivable shall have been amended or modified in such a manner that the total number of Scheduled Payments has been increased (except for Permitted Modifications that re-amortize the term of the Receivable) or that the related Amount Financed has been increased or that such Receivable fails to meet all of the other representations and warranties made by the Seller herein with respect thereto.

(xi)           No Defenses.  No facts shall be known to the Seller which would give rise to any right of rescission, setoff, counterclaim or defense, nor shall the same have been asserted or threatened, with respect to any Receivable.

(xii)           No Liens. The Seller has not received notice that any liens or claims have been filed as of the date of this Agreement, including liens for work, labor or materials relating to a Financed Vehicle, that shall be liens prior to, or equal or coordinate with, the security interest in such Financed Vehicle granted by the related Receivable, which Liens shall not have been released or satisfied as of the Closing Date.

(xiii)           No Default; No Repossession.  Except for payment delinquencies that, as of the Cutoff Date, have been continuing for a period of not more than 29 days, no default, breach, violation or event permitting acceleration under the terms of any Receivable shall have occurred as of the Cutoff Date; no continuing condition that with notice or the lapse of time would constitute a default, breach, violation or event permitting acceleration under the terms of any Receivable shall have arisen; the Seller shall not have waived any of the foregoing; and no Financed Vehicle has been repossessed without reinstatement as of the Cutoff Date.

(xiv)           Insurance.  The terms of each Receivable require the Obligor to obtain and maintain physical damage insurance covering the related Financed Vehicle in accordance with TMCC’s normal requirements.  The terms of each Receivable allow, but do not require TMCC to (and TMCC, in accordance with its current normal servicing procedures, does not) obtain any such coverage on behalf of the Obligor.

(xv)           Good Title.  It is the intention of the Seller that the transfer and assignment herein contemplated, taken as a whole, constitute a sale of the Receivables from the Seller to the Purchaser and that the beneficial interest in and title to the Receivables not be part of the debtor’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law.  No Receivable has been sold, transferred, assigned or pledged by the Seller to any Person other than the Purchaser, and no provision of a Receivable shall have been waived, except for a waiver that would not violate clause (j) above; immediately prior to the transfer and assignment herein contemplated, the Seller had good and marketable title to each Receivable free and clear of all Liens and rights of others; immediately upon the transfer and assignment thereof, the Purchaser shall have good and marketable title to each Receivable, free and clear of all Liens and rights of others; and the transfer and assignment herein contemplated has been perfected under the UCC.

(xvi)           Lawful Assignment.  No Receivable shall have been originated in, or shall be subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Receivable under this Agreement or pursuant to a transfer of the related certificate of title shall be unlawful, void or voidable.

(xvii)           All Filings Made.  As of the Closing Date, all filings (including UCC filings) necessary in any jurisdiction to provide third parties with notice of the transfer and assignment herein contemplated, to perfect the sale of the Receivables from the Seller to the Purchaser and from the Purchaser to the Issuer and to give the Indenture Trustee a first priority perfected security interest in the Receivables shall have been made.

(xviii)           One Original or Authoritative Copy.  There is only one original executed copy of each tangible record (except that carbon or other copies may exist) constituting or forming a part of each Receivable that is tangible chattel paper fully executed by the related Obligor, or a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) of each electronic record constituting or forming a part of each Receivable in the form of electronic chattel paper.  Such “authoritative copy” of each Receivable in the form of electronic chattel paper consists of a copy or image stored in an electronic medium of the original executed copy of the Receivable in the form of tangible chattel paper that had been executed by the related Obligor, that had been delivered to TMCC before conversion to an electronic record, and that identifies TMCC as the secured party under such Receivable or as the assignee of the secured party under such Receivable.  No copies or revisions that change TMCC’s identification as the secured party or the assignee of the secured party can be made without the participation of TMCC.  Either (i) there are no copies of the authoritative copy of any Receivable in the form of electronic chattel paper or (ii) every copy of the authoritative copy and every copy of a copy is readily identifiable as a copy that is not the authoritative copy of the Receivable in the form of electronic chattel paper.  No revision of the authoritative copy of the Receivable in the form of electronic chattel paper can be made unless such revision is readily identifiable as an authorized or unauthorized revision.  After the creation and designation of the electronic record evidencing the Receivable as the authoritative copy, the tangible record evidencing the Receivable was destroyed and, pending such destruction, was marked or maintained in such a manner to indicate that such tangible record is not an authoritative copy of the Receivable.

(xix)           Chattel Paper.  Each Receivable constitutes “chattel paper” that is in the form of either “tangible chattel paper” or “electronic chattel paper” as such terms are defined in the UCC.

(xx)           Additional Representations and Warranties.  (A) Each Receivable shall have an original number of Scheduled Payments of not less than 12 nor more than 72 and, as of the Cutoff Date, a remaining number of Scheduled Payments of not less than 4 nor more than 67; (B) each Receivable provides for the payment of a finance charge based on an APR ranging from 0.00% to 15.00%; (C) each Receivable shall have had an original principal balance of not less than $1,000 and not more than $85,000 and, as of the Cutoff Date, an unpaid principal balance of not less than $250 and not more than $75,000; (D) no Financed Vehicle was subject to force-placed insurance as of the Cutoff Date; (E) each Receivable is being serviced by Toyota Motor Credit Corporation; (F) each Receivable is secured by a new or used passenger car, minivan, light-duty truck or sport utility vehicle; (G) no Receivable was more than 29 days past due as of the Cut-Off Date; (H) as of the Cut-Off Date, no Receivable was noted in the records of the TMCC or the Servicer as being the subject of a bankruptcy proceeding or insolvency proceeding; and (I) each Receivable is calculated with the Simple Interest Method.

(b)           Survival and Notice of Breach.  The representations and warranties set forth in this Section 2.03 shall speak as of the execution and delivery of this Agreement, but shall survive the sale, transfer and assignment of the Receivables to the Purchaser, any subsequent assignment or transfer pursuant to Article Two of the Sale and Servicing Agreement and any subsequent pledge of the Receivables under the Indenture. The Purchaser or the Seller, or the Owner Trustee, as the case may be, shall inform the other party promptly, in writing, upon discovery of any breach of the Seller’s representations and warranties pursuant to this Section which materially and adversely affects the interests of the Purchaser (or any assignee thereof) in any Receivable.

(c)           Perfection Representations, Warranties and Covenants. The Seller hereby makes the perfection representations, warranties and covenants set forth on Schedule I hereto to the Purchaser and the Purchaser shall be deemed to have relied on such representations, warranties and covenants in acquiring the Receivables.

SECTION 2.04.     Repurchase of Receivables.  In the event of a breach of any representation or warranty set forth in Section 2.03(a) which materially and adversely affects the interest of the Purchaser (or any assignee thereof) in any Receivable, unless such breach shall have been cured in all material respects, the Seller shall repurchase such Receivable by the last day of the second Collection Period following the Collection Period in which the discovery of the breach is made or notice is received, as the case may be. This repurchase obligation shall obtain for all representations and warranties of the Seller contained in Section 2.03(a) of this Agreement whether or not the Seller has knowledge of the breach at the time of the breach or at the time the representations and warranties were made. In consideration of the purchase of any such Receivable, the Seller shall remit an amount equal to the Warranty Purchase Payment in respect of such Receivable to the Purchaser. Except as described below, the sole remedy of the Purchaser (or any assignee thereof) with respect to a breach of the Seller’s representations and warranties pursuant to this Agreement shall be to require the Seller to repurchase the related Receivable pursuant to this Section. Upon any such repurchase, the Purchaser shall, without further action, be deemed to transfer, assign, set-over and otherwise convey to the Seller, without recourse, representation or warranty, all the right, title and interest of the Purchaser in, to and under such repurchased Receivable, all monies due or to become due with respect thereto and all proceeds thereof. The Purchaser or the Owner Trustee, as applicable, shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by the Seller to effect the conveyance of such Receivable pursuant to this Section.  The sole remedy of the Purchaser, the Issuer, the Owner Trustee, the Indenture Trustee or the Securityholders with respect to a breach of the Seller’s representations and warranties pursuant to Section 2.03(a) shall be to require the Seller to repurchase the related Receivables pursuant to this Section.

SECTION 2.05.     Covenants of the Seller.  The Seller hereby covenants that:

(a)           Security Interests.  Except for the conveyances hereunder and any subsequent pledge of the Receivables under the Indenture, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Receivable, whether now existing or hereafter created, or any interest therein, the Seller will immediately notify the Purchaser of the existence of any Lien on any Receivable and, in the event that the interests of the Purchaser (or any assignee thereof) in such Receivable are materially and adversely affected, such Receivable shall be repurchased from the Purchaser by the Seller in the manner and with the effect specified in Section 2.04, and the Seller shall defend the right, title and interest of the Purchaser in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under the Seller; provided, however, that nothing in this subsection shall prevent or be deemed to prohibit the Seller from suffering to exist upon any of the Receivables, Liens for municipal or other local taxes if such taxes shall not at the time be due and payable or if the Seller shall currently be contesting the validity of such taxes in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto.

(b)           Delivery of Payments.  The Seller agrees to deliver in kind upon receipt to the Servicer under the Sale and Servicing Agreement (if other than the Seller) all payments received by the Seller in respect of the Receivables as soon as practicable after receipt thereof by the Seller from and after the appointment of the Servicer as Servicer under the Sale and Servicing Agreement with respect to the Toyota Auto Receivables 2010-C Owner Trust.

(c)           Conveyance of Receivables.  The Seller covenants and agrees that it will not convey, assign, exchange, allow control over or otherwise transfer the Receivables (other than Receivables repurchased pursuant to Section 2.04) to any Person prior to the termination of this Agreement pursuant to Article IV hereof.

(d)           No Impairment.  The Seller shall take no action, nor omit to take any action, which would impair the rights of the Purchaser in any Receivable, nor shall it, except as otherwise provided in or permitted by either this Agreement or the Sale and Servicing Agreement, reschedule, revise or defer payments due on any Receivable.

ARTICLE III

PAYMENT OF RECEIVABLES PURCHASE PRICE

SECTION 3.01.     Payment of Receivables Purchase Price.  In consideration of the sale of the Receivables from the Seller to the Purchaser as provided in Section 2.01, on the Closing Date the Purchaser agrees to pay the Seller an amount equal to the Receivables Purchase Price.

ARTICLE IV

TERMINATION

SECTION 4.01.     Termination.  The respective obligations and responsibilities of the Seller and the Purchaser created hereby shall terminate, except for the indemnity obligations of the Seller as provided herein, upon the occurrence of (i) the discharge of all obligations of the Issuer under the Indenture and (ii) the termination of the Trust Agreement and dissolution of the Issuer as provided in Article IX of the Trust Agreement.

ARTICLE V

MISCELLANEOUS PROVISIONS

SECTION 5.01.     Amendment.  This Agreement may be amended from time to time by the Purchaser and the Seller, without the consent of any of the Issuer, the Owner Trustee, the Indenture Trustee, the Noteholders or the Certificateholders, to cure any ambiguity, to correct or supplement any provisions in this Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Agreement or of modifying in any manner the rights of the Noteholders or the Certificateholders; provided, that either (i) an Officer’s Certificate shall have been delivered by the Servicer to the Owner Trustee and the Indenture Trustee certifying that such officer reasonably believes that such proposed amendment will not materially and adversely affect the interest of any Noteholder or (ii) the Rating Agency Condition has been satisfied in respect of such proposed amendment.

This Agreement may also be amended from time to time by the Purchaser and the Seller, with prior written notice to the Rating Agencies, and, if the interests of the Noteholders are materially and adversely affected, with the consent of the Holders of Notes evidencing at least a majority of the outstanding principal amount of the Controlling Class of Notes, acting together as a single Class but excluding for purposes of such calculation and action all Securities held or beneficially owned by TMCC, TAFR LLC or any of their Affiliates, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this

Agreement or of modifying in any manner the rights of the Noteholders or Certificateholders under this Agreement.

No amendment otherwise permitted under this Section 5.02 may (x) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on the Receivables or distributions required to be made for the benefit of any Noteholders or Certificateholders without the consent of all Noteholders and Certificateholders adversely affected thereby, or (y) reduce the percentage of the Notes or Certificates which are required to consent to any such amendment without the consent of the Noteholders and Certficateholders adversely affected thereby; provided, that any amendment referred to in clause (x) or (y) above shall be deemed to not adversely affect any Noteholder if the Rating Agency Condition has been satisfied in respect of such proposed amendment.  No amendment referred to in clause (x) in the immediately preceding sentence shall be permitted unless an Officer’s Certificate shall have been delivered by the Servicer to the Owner Trustee and the Indenture Trustee certifying that such officer reasonably believes that such proposed amendment will not materially and adversely affect the interest of any Noteholder or Certificateholder whose consent was not obtained.

Promptly after the execution of any such amendment or consent, the Seller shall furnish written notification of the substance of such amendment or consent to the Certificateholder, the Indenture Trustee, the Owner Trustee and each of the Rating Agencies.

It shall not be necessary for the consent of the Certificateholders, the Noteholders or the Indenture Trustee pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.  The manner of obtaining such consents (and any other consents of Certificateholders provided for in this Agreement or in any other Basic Document) and of evidencing the authorization of the execution thereof by the Certificateholders shall be subject to such reasonable requirements as the Owner Trustee may prescribe.

SECTION 5.02.     Protection of Right, Title and Interest to Receivables.

(a)           The Seller, at its expense, shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the Purchaser’s right, title and interest to the Receivables and other property conveyed by the Seller to the Purchaser hereunder to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Purchaser hereunder to all of the Receivables and such other property. The Seller shall deliver to the Purchaser file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing.  The Purchaser shall cooperate fully with the Seller in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this subsection.

(b)           Within 30 days after the Seller makes any change in its name, identity or corporate structure which would make any financing statement or continuation statement filed in accordance with paragraph (a) above seriously misleading within the meaning of Section 9-507 of the UCC as in effect in the applicable state, the Seller shall give the Purchaser notice of any such change and shall execute and file such financing statements or amendments as may be necessary to continue the perfection of the Purchaser’s security interest in the Receivables and the proceeds thereof.

(c)           The Seller shall notify the Purchaser within 30 days after any relocation of its principal executive office or state of incorporation, if, as a result of such relocation, the applicable provisions of the UCC as in effect in the applicable state would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall promptly file such financing statements or amendments

(d)           The Seller shall maintain its computer systems so that, from and after the time of sale under this Agreement of the Receivables, the Seller’s master computer records (including any backup archives) that refer to any Receivable shall indicate clearly the interest of the Purchaser in such Receivable and that such Receivable is owned by the Purchaser.  Indication of these respective interests in a Receivable shall be deleted from or modified on the Seller’s computer systems when, and only when, the related Receivable shall have become a Liquidated Receivable or been repurchased.

(e)           If at any time the Seller shall propose to sell, grant a security interest in, or otherwise transfer any interest in automotive receivables to, any prospective purchaser, lender or other transferee, the Seller shall give to such prospective purchaser, lender or other transferee computer tapes, records or printouts that, if they shall refer in any manner whatsoever to any Receivable, shall indicate clearly that such Receivable has been sold and is owned by the Purchaser.

SECTION 5.03.     Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions (other than Section 5-1401 of the General Obligations Law of the State of New York), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 5.04.     Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, return receipt requested, to (a) in the case of the Purchaser, to Toyota Auto Finance Receivables LLC, 19851 Western Avenue EF 12, Torrance, California 90501, Attention: President; and (b) in the case of Toyota Motor Credit Corporation, 19001 South Western Avenue, Torrance, California 90501, Attention: Treasury Department; or, as to any of such Persons, at such other address as shall be designated by such Person in a written notice to the other Persons.

SECTION 5.05.     Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

SECTION 5.06.     Assignment.  This Agreement may not be assigned by the Purchaser or the Seller except as contemplated by this Section 5.06, Section 5.14 of this Agreement, and by the Sale and Servicing Agreement; provided, however, that simultaneously with the execution and delivery of this Agreement, the Purchaser shall assign all of its right, title and interest herein to the Issuer, which, in turn, will pledge its rights to the Indenture Trustee for the benefit of the Noteholders as provided in Section 2.01 of the Sale and Servicing Agreement, to which the Seller hereby expressly consents.  The Seller agrees to perform its obligations hereunder for the benefit of the Issuer and that the Indenture Trustee may enforce the provisions of this Agreement, exercise the rights of the Purchaser and enforce the obligations of the Seller hereunder without the consent of the Purchaser.

SECTION 5.07.     Further Assurances.  The Seller and the Purchaser agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party hereto or by the Issuer or the Indenture Trustee more fully to effect the purposes of this Agreement, including, without limitation, the execution of any financing statements, amendments, continuation statements or releases relating to the Receivables for filing under the provisions of the UCC or other law of any applicable jurisdiction.

SECTION 5.08.     No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Purchaser, the Issuer, the Indenture Trustee or the Seller, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

SECTION 5.09.     Counterparts.  This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 5.10.     Third-Party Beneficiaries.  This Agreement will inure to the benefit of and be binding upon the parties hereto, the Issuer and the Indenture Trustee for the benefit of the Noteholders, each of which shall be considered to be a third-party beneficiary hereof.  Except as otherwise provided in this Agreement, no other Person will have any right or obligation hereunder.

SECTION 5.11.     Merger and Integration.  Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

SECTION 5.12.     Headings.  The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 5.13.     Indemnification.  The Seller shall indemnify and hold harmless the Purchaser from and against any and all costs, expenses, losses, claims, damages, injury and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, and was imposed upon such Person through the willful misconduct or negligence of the Seller in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement, including, but not limited to, any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, however, that the Seller shall not indemnify any such Person if such acts, omissions or alleged acts or omissions constitute negligence or willful misconduct by the Purchaser.  In case any such action is brought against a party indemnified under this Section 5.13 and it notifies the Seller of the commencement thereof, the Seller will assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who may, unless there is, as evidenced by an Opinion of Counsel stating that there is an unwaivable conflict of interest, be counsel to the Seller), and the Seller will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation.

SECTION 5.14.     Merger or Consolidation of, or Assumption of the Obligations of, the Seller.

(a)           The Seller shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i)           the corporation formed by such consolidation or into which the Seller is merged or the Person which acquires by conveyance or transfer the properties and assets of the Seller substantially as an entirety shall be organized and existing under the laws of the United States or any State or the District of Columbia, and, if the Seller is not the surviving entity, shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Purchaser, in form reasonably satisfactory to the Purchaser, the performance of every covenant and obligation of the Seller hereunder and shall benefit from all the rights granted to the Seller hereunder in all material respects; and

(ii)           The Seller shall have delivered to the Purchaser an Officer’s Certificate of the Seller and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)           The obligations of the Seller hereunder shall not be assignable nor shall any Person succeed to the obligations of the Seller hereunder except in each case in accordance with the provisions of the foregoing paragraph and of Section 5.06.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

TOYOTA MOTOR CREDIT CORPORATION,
as Seller

    By:  /s/ Chris Ballinger
    Name:  Chris Ballinger
Title:    Group Vice President, Chief Financial
             Officer and Global Treasurer

TOYOTA AUTO FINANCE RECEIVABLES LLC,
as Purchaser

    By:  /s/ Chris Ballinger
    Name:  Chris Ballinger
    Title:    President

EXHIBIT A
FORM OF TRANSFER NOTICE

Toyota Auto Finance Receivables LLC
19001 South Western Avenue NF10
Torrance, California 90501
Attention: Treasurer

Toyota Motor Credit Corporation
19001 South Western Avenue NF10
Torrance, California 90501
Attention: General Counsel

Ladies and Gentlemen:

Reference is made to that certain Receivables Purchase Agreement (the “Receivables Purchase Agreement”), dated as of September 29, 2010, between Toyota Motor Credit Corporation (the “Seller”) and Toyota Auto Finance Receivables LLC (the “Purchaser”).  Pursuant to Section 2.01 of the Receivables Purchase Agreement, the Seller hereby delivers this Transfer Notice identifying as “Receivables” the receivables described in Exhibit I attached hereto.  All references herein or in the Receivables Purchase Agreement to the Receivables shall be deemed to refer only to the Receivables described in Exhibit I attached hereto.

Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Receivables Purchase Agreement.

Kindly acknowledge your agreement and consent to the terms of this letter by signing and returning to us the enclosed duplicate copy hereof.

Very truly yours, TOYOTA MOTOR CREDIT CORPORATION By: _________________________________ Name: Title: Date:

A-1

Acknowledged and consented to:

TOYOTA AUTO FINANCE RECEIVABLES LLC,

By:  _______________________
Name:
Title:
Date:

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SCHEDULE I

PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

          In addition to the representations, warranties and covenants contained in this Agreement, the Seller hereby represents, warrants and covenants to the Purchaser as follows on the Closing Date:

General

          1.     This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables in favor of the Purchaser, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from the Seller.

          2.     The Receivables constitute “chattel paper” (including “tangible chattel paper” and “electronic chattel paper”) “accounts,” “instruments” or “general intangibles” within the meaning of the applicable UCC.

          3.     Each Receivable is secured by a first priority validly perfected security interest in the related Financed Vehicle in favor of the Indenture Trustee, as secured party, or all necessary actions with respect to such Receivable have been taken or will be taken to perfect a first priority security interest in the related Financed Vehicle in favor of the Indenture Trustee, as secured party.

Creation

          4.     Immediately prior to the sale, transfer, assignment and conveyance of a Receivable by the Seller to the Purchaser, the Seller owned and had good and marketable title to such Receivable free and clear of any Lien and immediately after the sale, transfer, assignment and conveyance of such Receivable to the Purchaser, the Purchaser will have good and marketable title to such Receivable free and clear of any Lien.

          5.     The Seller has received all consents and approvals to the sale of the Receivables hereunder to the Purchaser required by the terms of the Receivables that constitute instruments.

Perfection

          6.     The Seller has caused or will have caused, within ten days after the effective date of this Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Receivables granted to the Purchaser hereunder; and the Servicer, in its capacity as custodian, has in its possession the original copies of such instruments or tangible chattel paper that constitute or evidence the Receivables, and all financing statements referred to in this paragraph contain a statement that: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Secured Party.”

          7.     With respect to Receivables that constitute instruments or tangible chattel paper, either:

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       (i)           all original executed copies of each such instrument or tangible chattel paper have been delivered to the Indenture Trustee; or

       (ii)           such instruments or tangible chattel paper are in the possession of the Servicer and the Indenture Trustee has received a written acknowledgment from the Servicer that the Servicer (in its capacity as custodian) is holding such instruments or tangible chattel paper solely on behalf and for the benefit of the Indenture Trustee; or

       (iii)           the Servicer received possession of such instruments or tangible chattel paper after the Indenture Trustee received a written acknowledgment from the Servicer that the Servicer is acting solely as agent of the Indenture Trustee.

Priority

    8.     The Seller has not authorized the filing of, and, other than the Hlista Financing Statement, is not aware of any financing statements against the Seller that include a description of collateral covering the Receivables other than any financing statement (i) relating to the conveyance of the Receivables by the Seller to the Purchaser under this Agreement, (ii) relating to the conveyance of the Receivables by the Purchaser to the Issuer under the Sale and Servicing Agreement, (iii) relating to the security interest granted to the Indenture Trustee under the Indenture or (iv) that has been terminated.

    9.     The Seller is not aware of any material judgment, ERISA or tax lien filings against the Seller.

    10.     Neither the Seller nor a custodian or vaulting agent thereof holding any Receivable that is electronic chattel paper has communicated an “authoritative copy” (as such term is used in Section 9-105 of the UCC) of any loan agreement that constitutes or evidences such Receivable to any Person other than the Servicer.

    11.     None of the instruments, tangible chattel paper or electronic chattel paper that constitute or evidence the Receivables has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Purchaser, the Issuer or the Indenture Trustee.

Survival of Perfection Representations

    12.     Notwithstanding any other provision of the Agreement or any other Basic Document, the perfection representations, warranties and covenants contained in this Schedule I shall be continuing, and remain in full force and effect until such time as all obligations under the Basic Documents and the Notes have been finally and fully paid and performed.

No Waiver

    13.     The parties to this Agreement shall provide the Rating Agencies with prompt written notice of any material breach of the perfection representations, warranties and covenants contained in this Schedule I, and shall not, without satisfying the Rating Agency Condition, waive a breach of any of such perfection representations, warranties or covenants.

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